EXHIBIT 99.2

FROM:		FOR:
Weber Shandwick Worldwide		Community First Bankshares, Inc.
8000 Norman Center Drive		520 Main Avenue
Minneapolis, MN 55437		Fargo, ND 58124-0001
Contact:	Shannon Burns	Contact:	Mark A. Anderson
	(952) 346-6173		(701) 298-5600
	sburns@webershandwick.com		IPR@CommunityFirst.com

COMMUNITY FIRST BANKSHARES ANNOUNCES REDEMPTION OF $60 MILLION OF 8 7/8% CUMULATIVE CAPITAL SECURITIES OF CFB CAPITAL I

FARGO, N.D., March 27, 2002 — Community First Bankshares, Inc., (Nasdaq: CFBX) announced today that it will redeem all of the 8 7/8% junior subordinated debentures that it issued in 1997, thereby triggering the redemption of all 2,400,000 of the 8 7/8% cumulative capital securities issued by CFB Capital I, a Delaware business trust, in 1997.

The junior subordinated debentures and the cumulative capital securities will be redeemed on May 1, 2002, at a redemption price of $25 per capital security plus accrued but unpaid dividends to the date of redemption at the corporate trust office of Wilmington Trust Company, Rodney Square North, 1100 Market Street, Wilmington, Delaware 19890-0001, Attn: Corporate Trust Administration.

The company intends to use the proceeds from CFB Capital III’s offering of 8.125% cumulative capital securities to finance this redemption.

Community First Bankshares, a $5.8 billion financial services company, provides a complete line of banking, investment, insurance, mortgage and trust products to individuals and businesses. The company’s extensive offering of financial products and services is marketed through full-service offices in 137 communities in 12 states—Arizona, California, Colorado, Iowa, Minnesota, Nebraska, New Mexico, North Dakota, South Dakota, Utah, Wisconsin and Wyoming. The company’s services include an online banking system that offers electronic bill payment and discount brokerage capabilities, telephone banking and an extensive ATM network. Community First Bankshares stock is traded on The Nasdaq Stock Market® under the symbol CFBX. The latest investor and other corporate information is available at its Web site, www.CommunityFirst.com.

This press release contains forward-looking statements under the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. Factors that could cause actual results to differ from the results discussed in the forward-looking statements include, but are not limited to: risk of loans and investments, including dependence on local economic conditions; competition for the company’s customers from other providers of financial services; possible adverse effects of changes in interest rates; balance sheet and critical ratio risks related to the share repurchase program; risks related to the company’s acquisition strategy, including risks of adversely changing results of operations and factors affecting the company’s ability to consummate further acquisitions; and other risks detailed in the company’s filings with the Securities and Exchange Commission, all of which are difficult to predict and many of which are beyond the control of the company.

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